Exhibit 99.1

Milestone Pharmaceuticals Announces Appointment of Amit Hasija as Chief Financial Officer and Executive Vice President of Corporate Development

Montreal and Charlotte, NC, September 10, 2019 — Milestone Pharmaceuticals Inc. (Nasdaq: MIST), a Phase 3 clinical-stage biopharmaceutical company dedicated to developing and commercializing etripamil for the treatment of cardiovascular indications, today announced the appointment of Amit Hasija as Chief Financial Officer and Executive Vice President of Corporate Development. Mr. Hasija brings to Milestone two decades of experience in corporate finance and business development within the healthcare industry.

“It is a pleasure to welcome Amit to the Milestone team,” said Joseph Oliveto, President and Chief Executive Officer of Milestone Pharmaceuticals. “His extensive experience across a range of financial and business development roles will be invaluable as we continue to advance our Phase 3 program of etripamil for PSVT, prepare our commercialization strategy, and begin to build out our pipeline. I look forward to working with Amit as we strive towards our goal of bringing effective therapies to patients with episodic cardiovascular conditions.”

“I am excited to be joining such a highly accomplished team at this important juncture for the Company,” said Mr. Hasija. “I look forward to contributing to Milestone’s continued success as the etripamil development program progresses.”

Mr. Hasija most recently served as Chief Financial Officer and Chief Business Officer at Fulcrum Therapeutics, a publicly traded, clinical-stage biopharmaceutical company focused on developing therapies for genetically defined rare diseases. Prior to Fulcrum, he spent five years at Sanofi, most recently serving as Vice President of Integrated Care, where he was responsible for developing cardiovascular and diabetes value-based contracting models. While at Sanofi, he also served as Vice President of North America Pharmaceutical Business Development, and was responsible for identifying external opportunities and executing in-licensing, co-promotion, partnership, and acquisition activities in multiple therapeutic areas, including cardiovascular, immunology, diabetes, oncology, renal, and biosurgery. Prior to joining Sanofi, Mr. Hasija spent more than a decade at Goldman Sachs, Credit Suisse and Deutsche Bank, where he executed mergers and acquisitions and corporate finance transactions for healthcare clients. He began his career at Merck as a Planning and Logistics Analyst and Operations Manager. Mr. Hasija earned a B.S. in Chemical Engineering from Drexel University and received an MBA from New York University’s Stern School of Business.

About Milestone Pharmaceuticals

Milestone is a Phase 3 clinical-stage biopharmaceutical company dedicated to developing and commercializing the investigational new drug etripamil for the treatment of cardiovascular indications. Etripamil is a novel, potent and short-acting calcium channel blocker designed by Milestone and being developed as a rapid-onset nasal spray to be administered by the patient to terminate episodes of paroxysmal supraventricular tachycardia (PSVT) as they occur. Milestone is actively recruiting patients for a Phase 3 clinical trial of etripamil for the treatment of PSVT. Milestone plans to initiate a Phase 2 clinical trial in atrial fibrillation, another rapid heart rate condition, and expects to subsequently initiate an additional Phase 2 clinical trial in angina to establish proof-of-concept for the broader use of etripamil.

Contact

David Pitts
Argot Partners
212-600-1902
david@argotpartners.com